Exhibit 15

Letter of Ernst & Young LLP

Re Unaudited Consolidated Interim Financial Statements

The Board of Directors

Oxford Health Plans, Inc.
Trumbull, Connecticut

We are aware of the incorporation of reference in the Oxford Health Plans, Inc. registration statements on Form S-8 (Nos. 33-49738, 33-70908, 33-94242, 333-988, 333-28109, 333-35693, 333-79063, 333-33226, 333-42920 and 333-67042) of our report dated April 25, 2002, except for Note 9, as to which the date is August 1, 2002, relating to the unaudited consolidated interim financial statements of Oxford Health Plans, Inc. included in its Form 10-Q/A No. 1 for the quarter ended March 31, 2002.

Ernst & Young LLP

New York, New York

August 1, 2002